EXHIBIT 10.16

EXHIBIT D

Form of Incentive Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is made and entered into as of _____, 2023 by and between by Vemanti Group, Inc., a Nevada Corporation (the “Company”) and [____] (the “Optionee”). This Agreement provides you with the right to purchase the number of shares of Common Stock of the Company at the times and on the terms set forth below.

1. Grant of Option.

1.1 Grant; Type of Option. The Company hereby grants to the Optionee as additional compensation under, and pursuant to the terms of, the Stock Purchase Agreement, dated as of April ___, 2023, by and among the Optionee, [______], and the Company (the “Stock Purchase Agreement”), an option (the “Option”) to purchase up to an aggregate of 20,000,000 shares of the Company’s common stock (the “Common Stock”), subject to vesting as set forth in Section 2.1 below, at either (i) an exercise price of $0.20 per share (the “Revenue Target Exercise Price”), or (ii) an exercise price of $1.00 per share, with the $1.00 per share exercise price applying only if an option is exercised as a Remainder Amount (as defined below) (the “Remainder Exercise Price”); the exercise price to be determined in accordance with Section 2.2 below. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

1.2 Consideration. The grant of the Option is made in consideration of the services to be rendered by the Optionee to the Company and its subsidiaries. The Optionee acknowledges his understanding that the continuation of his employment with the Company or one of its subsidiaries and the devotion of substantial time and effort to the business of the Company, or such subsidiary, is a material consideration in the determination by the Board of Directors of the Company to grant the Optionee the Option. In consideration of the grant of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company and its subsidiaries. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or its subsidiaries or shall interfere with or restrict in any way the rights of the Company or its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Optionee at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company, or one of its subsidiaries, and the Optionee.

2. Vesting; Exercise Price; Exercise Period.

2.1 Vesting Schedule. The Option shall become vested and exercisable in the following tranches (each of (a)-(d) below, an “Option Tranche”) and upon DevBlock, Inc.’s, a Delaware corporation (the “Corporation”) achievement of the Revenue Targets (as defined below); provided, however, that if the Revenue Target for a related Option Tranche is not achieved, then in no event shall the Option Tranche for that Revenue Target vest.

(a) The right to purchase up to 5,000,000 shares of Common Stock shall vest on the first anniversary of the Closing Date (the “First Tranche Options”) and upon the Corporation achieving at least eighty percent (80%) of $9,000,000 in Revenue for the Trailing Twelve-Month period that begins on the Closing Date and ends on the first anniversary of the Closing Date (the “First Revenue Target”);

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(b) The right to purchase up to an additional 5,000,000 shares of Common Stock shall vest on the second anniversary of the Closing Date (the “Second Tranche Options”) and upon the Corporation achieving at least eighty percent (80%) of $12,000,000 in Revenue for the Trailing Twelve-Month period that begins on the first anniversary of the Closing Date and ends on the second anniversary of the Closing Date (the “Second Revenue Target”)

(c) The right to purchase up to an additional 5,000,000 shares of Common Stock shall vest on the third anniversary of the Closing Date (the “Third Tranche Options”) and upon the Corporation achieving at least eighty percent (80%) of $16,000,000 in Revenue for the Trailing Twelve-Month period that begins on the second anniversary of the Closing Date and ends on the third anniversary of the Closing Date (the “Third Revenue Target”)

(d) The right to purchase up to an additional 5,000,000 shares of Common Stock shall vest on the fourth anniversary of the Closing Date (the “Fourth Tranche Options”) and upon the Corporation at least eighty percent (80%) of $21,000,000 in Revenue for the Trailing Twelve-Month period that begins on the third anniversary of the Closing Date and ends on the fourth anniversary of the Closing Date (the “Fourth Revenue Target”)

Each of the First Revenue Target, Second Revenue Target, Third Revenue Target and Fourth Revenue Target, a “Revenue Target” and, collectively, the “Revenue Targets”.

2.2 Exercise Price. Upon achievement of the Revenue Targets the exercise price for the related Option Tranche shall be determined as follows:

(a) If at least eighty percent (80%) of the Revenue (as determined in accordance with Section 2.3 below) for a Revenue Target is not achieved, then none of the Options in the related Option Tranche shall vest. In the event at least eighty percent (80%) of the Revenue (as determined in accordance with Section 2.3 below) for a Revenue Target is achieved, then the following provisions apply:

(i) Upon achieving at least eighty percent (80%) of the Revenue for a Revenue Target, the pro rata share of the Options for the related Option Tranche shall be exercisable at the Revenue Target Exercise Price. For example, if 80% of the First Revenue Target is achieved, then 80% of the First Tranche Options, or four million (4,000,000) shares of Common Stock, are exercisable at the Revenue Target Exercise Price.

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(ii) If at least eighty percent (80%) of the Revenue for a Revenue Target, but less than one hundred percent (100%) of such Revenue Target is achieved, the pro rata portion of the related Option Tranche that is not exercisable at the Revenue Target Exercise Price shall be deemed the “Remainder Amount”. The Remainder Amount will remain exercisable at the Remainder Exercise Price until the applicable Expiration Date (as defined below): provided, that if the Remainder Amount has not been exercised prior to the next consecutive Revenue Determination Date (as defined in Schedule 1 hereto), then if, and only if, 100% of Revenue for the next consecutive Revenue Target is achieved (as determined in accordance with Section 2.3 below), the Remainder Amount may also be exercisable for the Revenue Target Exercise Price; provided, further, that in the event 100% of the Revenue of the next consecutive Revenue Target is not achieved, the Remainder Amount shall only be exercisable for the Remainder Exercise Price and a new Remainder Amount shall be calculated based on the then current Revenue Target and related Option Tranche.

2.3 Revenue Target Exercise Price Confirmation Procedure. The Revenue Target Exercise Price may be applied to the related Option Tranche only after confirmation of the Revenue for each Revenue Target. The procedure for confirmation of the Revenue for each Revenue Target is set forth on Schedule 1 attached hereto. The parties hereto agree that in determining the achievement of Revenue for each Revenue Target, a margin of one percent (1%) of the total Revenue (as finally determined) for each Revenue Target shall be factored into the determination of whether or not the Revenue for such Revenue Target was achieved.

2.4 Expiration. Once vested, that portion of the Option will be exercisable by the Optionee at any time before a period not to exceed ten (10) years from the relevant vesting date at set forth in Section 2.1 above (the “Expiration Date”), or earlier as provided in this Agreement or the Stock Purchase Agreement. If not exercised by the Optionee prior to the Expiration Date, any vested portion of the Option will lapse and no longer be exercisable by the Optionee.

3. Manner of Exercise.

3.1 Election to Exercise. To exercise the Option, the Optionee (or in the case of exercise after the Optionee’s death or incapacity, the Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise notice (the “Exercise Notice”) in the form attached hereto as Exhibit A, which shall set forth, inter alia:

(a) the Optionee’s election to exercise the Option;

(b) whether exercise price is the Revenue Target Exercise Price or the Remainder Exercise Price;

(c) the number of shares of Common Stock being purchased;

(d) whether the exercise will be “cashless”, pursuant to Section 3.2(b) below;

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(e) any restrictions imposed on the shares; and

(f) any representations, warranties, and agreements regarding the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

If someone other than the Optionee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

3.2 Payment of Exercise Price. The entire exercise price of the Option shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations, either:

(a) in cash or by certified or bank check at the time the Option is exercised; or

(b) the Optionee may elect to receive shares equal to the value (as determined below) of this Option (or the portion thereof being exercised) by surrender of this Option at the principal office of the Company together with the Exercise Notice stating the Optionee’s intention to exercise this Option on a cashless basis, in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X= Y (A-B)

A

Where X= the number of shares of Common Stock to be issued;

Y= the number of shares of Common Stock purchasable under this Option or, if only a portion of the Option is being exercised, the portion of the Option being exercised (at the date of such calculation);

A= the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to the exercise hereof; and

B= exercise price.

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Common Stock issued in a cashless exercise transaction shall be deemed to have been acquired by the Optionee, and the holding period for the Common Stock shall be deemed to have commenced, on the date the Option was originally exercised;

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3.3 Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionee as a result of the exercise of the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to a Optionee.

3.4 Issuance of Shares. Provided that the Exercise Notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Common Stock registered in the name of the Optionee, the Optionee’s authorized assignee, or the Optionee’s legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

4. Transferability. The Option is not transferable by the Optionee other than to a designated beneficiary upon the Optionee’s death or by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

5. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date (as defined below) the Options granted hereunder, including their exercise price and the maximum number of shares of Common Stock, will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock to the extent necessary to preserve the economic intent of this Agreement and to prevent diminution of the benefits or potential benefits intended to be made available under the Agreement. In the case of adjustments made pursuant to this Section 5, unless the Board of Directors of the Company specifically determines that such adjustment is in the best interests of the Company or its Affiliates, any adjustments under this Section 5 will not constitute a modification, extension or renewal of these Incentive Stock Options within the meaning of Section 424(h)(3) of the Code. The Company shall give the Optionee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

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6. Change in Control. Notwithstanding anything to the contrary in Section 2.1, in the event of a change in control of the Company, and the Optionee’s employment is terminated, or intended to be terminated within six (6) months following the change in control, by the Company without Cause or by the Optionee for Good Reason (as such terms are defined in the Optionee’s employment agreement) 100% of the shares subject to the Option shall become immediately vested and exercisable. A “change in control” means: the occurrence of any of the following events: (i) a change in the ownership of the Company whereby any person or group of persons acquires ownership of the stock of the Company that, together with the stock or other ownership units held by such Person, constitutes more than 50% of the total voting power of the stock or other ownership units of the Company; (ii) if a majority of the Board is replaced during any 12-month period by new Board members whose appointment or election is not endorsed by a majority of Board as constituted prior to the date of such replacement; or (iii) a change in the ownership of a substantial portion of the Employer’s assets occurs whereby any person or group of persons acquires during any 12-month period assets constituting at least 50% of the fair market value of the Company’s total assets; provided, however, that in no event shall a change of control be deemed to have occurred arising out of or in connection with any of the actions contemplated by the Stock Purchase Agreement, including actions taken pursuant to Section 4.07 of the Stock Purchase Agreement.

7. Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

8. Qualification as an Incentive Stock Option. It is understood that this Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option, no sale or other disposition may be made of shares for which incentive stock option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the date hereof (the “Grant Date”). The Optionee understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Optionee incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an incentive stock option within the meaning of the Code.

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9. Disqualifying Disposition. If the Optionee disposes of the shares of Common Stock prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the shares are transferred to the Optionee pursuant to the exercise of the Option (a “Disqualifying Disposition”), the Optionee shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

10. Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Optionee understands that the Company is under no obligation to register the shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Optionee under this Agreement shall be in writing and addressed to the Optionee at the Optionee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Optionee and the Optionee’s beneficiaries, executors, administrators, and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15. Amendment. The Company has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Optionee’s material rights under this Agreement without the Optionee’s consent.

16. No Impact on Other Benefits. The value of the Optionee’s Option is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18. Acceptance. The Optionee has read and understands the terms and provisions of this Agreement and accepts the Option subject to all of the terms and conditions this Agreement. The Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Optionee should consult a tax advisor prior to such exercise or disposition.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VEMANTI GROUP, INC.

By
Name:
Title:

By
Name:

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Schedule 1

Vesting Confirmation Procedure

1. No later than ninety (90) calendar days following the end of the relevant Revenue Target period as set forth in Section 2.1 of this Agreement, the Sellers shall provide written notice (each, an “Revenue Target Notice”) to the Purchaser setting forth its good faith calculation (including reasonable supporting detail with respect to such calculation) of the Revenue.

2. Upon receipt from the Sellers of each Revenue Target Notice, the Purchaser shall have thirty (30) calendar days to review the Revenue Target Notice. The Purchaser and its accountants and financial and other advisors may make inquiries of and request documentation from the Sellers and their Representatives regarding questions concerning, or disagreements with, the applicable Revenue Target Notice arising in the course of Purchaser’s review. The Sellers shall cooperate in good faith and promptly respond to all requests for information in accordance with this Section 2 of Schedule 1.

3. Promptly following completion of its review (but in no event later than the conclusion of the thirty (30) day review period), the Purchaser may submit to the Sellers a letter regarding its acceptance (a “Notice of Acceptance”) or a detailed statement describing each objection (with reference to the applicable items of such Revenue Target Notice with which the Purchaser disagrees) to such Revenue Target Notice (a “Notice of Disagreement”); provided, however, that any objections must be on the basis that the amounts set forth in the Revenue Target Notice (i) were not determined in accordance with the definition of Revenue; or (ii) were arrived at based on mathematical or clerical error. The Notice of Disagreement must include the adjustments that the Purchaser proposes to be made to each disputed item and the specific amount of such disagreement and reasonable supporting documentation and calculations thereof, in each case, to the extent known.

4. If the Purchaser delivers a Notice of Acceptance, or if the Purchaser does not deliver a Notice of Disagreement before the conclusion of the applicable thirty (30) day review period, then such Revenue Target Notice shall be deemed final, binding, and conclusive. If the Purchaser timely delivers a Notice of Disagreement, only those matters specified in accordance with Section 3 of this Schedule 1 in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Revenue Target Items”), and all other matters included in the Revenue Target Notice shall be final, binding, and conclusive upon the Purchaser and the Sellers.

5. Following delivery of a Notice of Disagreement, the Disputed Revenue Target Items shall be resolved as follows:

5.1 the Sellers and the Purchaser shall first use commercially reasonable efforts to resolve promptly such Disputed Revenue Target Items. Any resolution by the Sellers and the Purchaser as to such Disputed Revenue Target Items shall be final and binding.

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5.2 If a resolution has not been reached for a Disputed Revenue Target Items within fifteen (15) calendar days (or longer, as mutually agreed by the parties hereto) after delivery of a Notice of Disagreement, then the Sellers and the Purchaser shall submit any such remaining Disputed Revenue Target Items to the Independent Accountant for determination. The Sellers and the Purchaser shall request that the Independent Accountant, acting as an expert and not an arbitrator, make a final determination (which determination shall be binding on the parties hereto) of the Disputed Revenue Target Items within thirty (30) calendar days (or longer, as mutually agreed by the parties hereto) from the date such Items were submitted to the Independent Accountant. The determination of the Disputed Revenue Target Items by the Independent Accountant shall be done in accordance with the terms of this Agreement and the Stock Purchase Agreement and shall be final, binding, and conclusive upon the Sellers and the Purchaser absent manifest error. The Independent Accountant shall adopt a position within the range of positions submitted by the Sellers and the Purchaser with respect to any Disputed Revenue Target Item. The Independent Accountant shall not review any line items or make any determination with respect to any matter other than with respect to the Disputed Revenue Target Items that are submitted to them. During the 30-day review by the Independent Accountant, the Sellers and the Purchaser shall each make available to the Independent Accountant such individuals and such information, books and records as may be reasonably required by the Independent Accountant to make its final determination.

5.3 Any fees and expenses relating to the engagement of the Independent Accountant shall be borne pro rata by the Purchaser, on the one hand, and the Sellers, on the other hand, in proportion to the difference between the Revenue and the Revenue that would have resulted from the use of the proposed calculations of one of the parties. For example, if the Revenue calculated in the applicable Revenue Target Notice delivered by the Sellers was $1,000,000 less than the Revenue (as finally determined), but the Revenue that would have resulted based on the adjustments set forth in the Notice of Disagreement was $500,000 more than the Revenue (as finally determined), the Sellers will pay two-thirds (2/3rds) of such fees and expenses, and the Purchaser will pay one-third (1/3) of such fees and expenses.

6. On the date that the final determination of Revenue set forth in the relevant Revenue Target Notice is made in accordance with this Schedule 1, and if the relevant Revenue Target has been achieved based on such final determination and the 1% margin provided for in Section 2.3 of this Agreement, then such date shall be deemed the “Revenue Determination Date” and the Option Tranche related to such Revenue Target Notice shall become exercisable at either the Revenue Target Exercise Price or the Remainder Exercise Price in accordance with the terms of this Agreement.

7. Within five (5) business days after the Revenue Determination Date, the Purchaser shall provide to the Optionee as letter noting the pro rata share of the related Option Tranche that will be exercisable at the Revenue Target Exercise Price, and noting, if applicable, (i) any Remainder Amount, and (ii) if there was a previous Remainder Amount, whether the previous Remainder Amount will be exercisable at the Revenue Target Exercise Price or the Remainder Exercise Price, in accordance with the terms of Section 2.2 of this Agreement.

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 EXHIBIT A

Stock Option Exercise Notice

Vemanti Group, Inc.

 Attn: [_____]

The undersigned is sending this Exercise Notice pursuant to Section 3 of Stock Option Agreement (the “Stock Option Agreement”) dated _____, 2023 by and between by Vemanti Group, Inc., a Nevada Corporation (the “Company”) and [_____] (the “Optionee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Option Agreement.

Optionee Name: _______________________

Address: ______________________________

_____________________________________

_____________________________________

Social Security Number: __________________

Date: _________________________________

1. Option. The Optionee was granted an option (the “Option”) to purchase shares of Common Stock pursuant to the terms of the Stock Option Agreement:

Grant Date: ___________________________________

Number of Option shares: ________________________

Remainder Exercise Price per share, if applicable: ___________________

Revenue Target Exercise Price per share, if applicable: ___________________ (if the shares are exercisable for the Revenue Target Exercise Price, attach a copy of the most recent letter provided by the Company under Section 7 of Schedule 1 of the Stock Option Agreement.)

Expiration Date: ________________________________

2. Exercise of Option. The Optionee hereby elects to exercise the Option to purchase ________ shares of Common Stock (“Shares”), all of which are vested pursuant to the terms of the Stock Option Agreement.

The total Exercise Price for all of the Shares is _____________ (Total Shares times applicable exercise price per Share).

3. Payment of the Exercise Price; Delivery of Required Documents. The Optionee encloses payment in full of the total Exercise Price for the Shares in the following form(s), as authorized by the Stock Option Agreement (check and complete as appropriate):

____ In cash (by certified or bank check or wire) in the amount of $______, receipt of which is acknowledged by the Company.

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____ By delivery of ____ previously acquired shares of Common Stock duly endorsed for transfer to the Company.

_____ By a cashless exercise in accordance with Section 3.2(b) the Stock Option Agreement).

The Optionee will deliver any other documents that the Company requires.

4. Tax Withholding. The Optionee authorizes payroll withholding and will make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the methods set forth in the Stock Option Agreement. The Optionee understands that ownership of the Shares will not be transferred to the Optionee until the total Exercise Price and all applicable withholding taxes have been paid.

5. Notice of Disqualifying Disposition. The Optionee agrees to promptly notify the Chief Executive Officer at the Company if the Optionee transfers any of the Shares purchased pursuant to this Exercise Notice within one (1) year from the date of exercise of the Option or within two (2) years from the Grant Date.

6. Tax Consequences. The Optionee understands that there may be adverse federal or state tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee also acknowledges that the Optionee has been advised to consult with a tax advisor in connection with the purchase or disposition of the Shares. The Optionee is not relying on the Company for tax advice.

[OPTIONEE NAME]

By:

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